SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number: 811-05291
                           NOTIFICATION OF LATE FILING

(Check One):    [_] Form 10-K   [_] Form 11-K   [_] Form 20-F   [_] Form 10-Q
                [ ] Form N-SAR  [X] Form N-CSR

            For Period Ended:  5/31/2003

      [_]   Transition Report on Form 10-K
      [_]   Transition Report on Form 20-F
      [_]   Transition Report on Form 11-K
      [_]   Transition Report on Form 10-Q
      [_]   Transition Report on Form N-SAR

            For the Transition Period Ended:  _________________________

                                     PART I
                             REGISTRANT INFORMATION

PART I - REGISTRANT INFORMATION

                 College and University Facility Loan Trust One
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                             Full Name of Registrant

                                   c/o US Bank
                               One Federal Street
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            Address of Principal Executive Office (Street and Number)

                                Boston, MA 02110
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                            City, State and Zip Code

                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

The Registrant requires additional to time to complete the certification requirements of Form N-CSR.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Diana J. Kenneally                (617)       603-6406
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            (Name)                  (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[_] Yes [X] No

                 College and University Facility Loan Trust One
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                           By:  US Bank, not in its individual
                                           capacity, but solely as Owner Trustee
                                           under a Declaration of Trust dated
                                           September 17, 1987 and Amended and
                                           restated on September 29, 1987, and
                                           December 4, 1989.


Date: July 30, 2003                        By: Diana J. Kenneally
                                               Assistant Vice President